PRESS RELEASE

AbbVie Reports Third-Quarter 2024 Financial Results
•Reports Third-Quarter Diluted EPS of $0.88 on a GAAP Basis, a Decrease of 12.0 Percent; Adjusted Diluted EPS of $3.00, an Increase of 1.7 Percent; These Results Include an Unfavorable Impact of $0.04 Per Share Related to Acquired IPR&D and Milestones Expense

•Delivers Third-Quarter Net Revenues of $14.460 Billion, an Increase of 3.8 Percent on a Reported Basis or 4.9 Percent on an Operational Basis

•Third-Quarter Global Net Revenues from the Immunology Portfolio Were $7.046 Billion, an Increase of 3.9 Percent on a Reported Basis, or 4.8 Percent on an Operational Basis; Global Humira Net Revenues Were $2.227 Billion; Global Skyrizi Net Revenues Were $3.205 Billion; Global Rinvoq Net Revenues Were $1.614 Billion

•Third-Quarter Global Net Revenues from the Oncology Portfolio Were $1.687 Billion, an Increase of 11.6 Percent on a Reported Basis, or 13.0 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $828 Million; Global Venclexta Net Revenues Were $677 Million

•Third-Quarter Global Net Revenues from the Neuroscience Portfolio Were $2.363 Billion, an Increase of 15.6 Percent on a Reported Basis, or 16.0 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $848 Million; Global Vraylar Net Revenues Were $875 Million; Combined Global Ubrelvy and Qulipta Net Revenues Were $445 Million

•Third-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.239 Billion, a Decrease of 0.1 Percent on a Reported Basis, or an Increase of 1.8 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $671 Million; Global Juvederm Net Revenues Were $258 Million

•Successfully Completed Acquisition of Cerevel, Adding Pipeline of Highly Complementary Assets to AbbVie's Existing Neuroscience Portfolio

•Raises 2024 Adjusted Diluted EPS Guidance Range from $10.67 - $10.87 to $10.90 - $10.94, which Includes an Unfavorable Impact of $0.64 Per Share Related to Acquired IPR&D and Milestones Expense Incurred Year-To-Date Through the Third Quarter 2024

•Announces 2025 Dividend Increase of 5.8 Percent, Beginning with Dividend Payable in February 2025

NORTH CHICAGO, Ill., October 30, 2024 – AbbVie (NYSE:ABBV) announced financial results for the third quarter ended September 30, 2024.

"We delivered another quarter of strong commercial execution and significant pipeline progress," said Robert A. Michael, chief executive officer, AbbVie. "Based upon the momentum of AbbVie's business and our confidence in the long-term growth outlook, we are once again raising our full-year guidance and are increasing our quarterly dividend."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	1

Third-Quarter Results

•Worldwide net revenues were $14.460 billion, an increase of 3.8 percent on a reported basis, or 4.9 percent on an operational basis.

•Global net revenues from the immunology portfolio were $7.046 billion, an increase of 3.9 percent on a reported basis, or 4.8 percent on an operational basis.
◦Global Humira net revenues of $2.227 billion decreased 37.2 percent on a reported basis, or 36.5 percent on an operational basis. U.S. Humira net revenues were $1.765 billion, a decrease of 41.6 percent. Internationally, Humira net revenues were $462 million, a decrease of 12.4 percent on a reported basis, or 7.8 percent on an operational basis.
◦Global Skyrizi net revenues were $3.205 billion, an increase of 50.8 percent on a reported basis, or 51.5 percent on an operational basis.
◦Global Rinvoq net revenues were $1.614 billion, an increase of 45.3 percent on a reported basis, or 47.4 percent on an operational basis.

•Global net revenues from the oncology portfolio were $1.687 billion, an increase of 11.6 percent on a reported basis, or 13.0 percent on an operational basis.
◦Global Imbruvica net revenues were $828 million, a decrease of 8.8 percent, with U.S. net revenues of $618 million and international profit sharing of $210 million.
◦Global Venclexta net revenues were $677 million, an increase of 14.8 percent on a reported basis, or 18.2 percent on an operational basis.
◦Global Elahere net revenues were $139 million.

•Global net revenues from the neuroscience portfolio were $2.363 billion, an increase of 15.6 percent on a reported basis, or 16.0 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $848 million, an increase of 13.4 percent on a reported basis, or 14.4 percent on an operational basis.
◦Global Vraylar net revenues were $875 million, an increase of 16.6 percent.
◦Global Ubrelvy net revenues were $269 million, an increase of 15.3 percent.
◦Global Qulipta net revenues were $176 million, an increase of 33.6 percent.

•Global net revenues from the aesthetics portfolio were $1.239 billion, a decrease of 0.1 percent on a reported basis, or an increase of 1.8 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $671 million, an increase of 8.2 percent on a reported basis, or 9.9 percent on an operational basis.
◦Global Juvederm net revenues were $258 million, a decrease of 19.7 percent on a reported basis, or 16.9 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the third quarter was 70.9 percent. The adjusted gross margin ratio was 84.4 percent.

•On a GAAP basis, selling, general and administrative (SG&A) expense was 29.1 percent of net revenues. The adjusted SG&A expense was 23.0 percent of net revenues.

•On a GAAP basis, research and development (R&D) expense was 14.7 percent of net revenues. The adjusted R&D expense was 14.2 percent of net revenues.

•Acquired IPR&D and milestones expense was 0.6 percent of net revenues.

•On a GAAP basis, the operating margin in the third quarter was 26.5 percent. The adjusted operating margin was 46.7 percent.

•Net interest expense was $591 million.

•On a GAAP basis, the tax rate in the quarter was 25.0 percent. The adjusted tax rate was 16.2 percent.

•Diluted EPS in the third quarter was $0.88 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.00. These results include an unfavorable impact of $0.04 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced that it completed its acquisition of Cerevel, adding a pipeline of highly complementary assets to AbbVie's existing neuroscience portfolio. Cerevel's pipeline includes emraclidine, a potential best-in-class, next-generation antipsychotic, that is being studied for the treatment of schizophrenia; tavapadon, a first-in-class dopamine D1/D5 selective partial agonist for the management of Parkinson's disease (PD); as well as CVL-354, a potential best-in-class kappa opioid receptor (KOR) antagonist being studied for the treatment of major depressive disorder (MDD). Cerevel is a strong strategic fit for AbbVie and has potential to meaningfully impact revenue into the next decade.

•AbbVie announced positive topline results from its pivotal Phase 3 TEMPO-1 trial evaluating tavapadon as a fixed-dose monotherapy treatment in early PD. In the study, tavapadon met the primary endpoint, demonstrating a statistically significant improvement from baseline in the Movement Disorder Society - Unified Parkinson's Disease Rating Scale (MDS-UPDRS) Parts II and III combined score at week 26. Tavapadon also met the key secondary endpoint, demonstrating statistically significant improvement from baseline in the MDS-UPDRS Part II score. Full results from the TEMPO-1 study will be submitted for presentation at future medical meetings and used to support regulatory submissions of tavapadon as a treatment for PD. Topline results from TEMPO-2, the Phase 3 flexible-dose monotherapy trial for tavapadon, are expected by the end of 2024.

•AbbVie announced the U.S. Food and Drug Administration (FDA) approved Vyalev (foscarbidopa and foslevodopa) as the first subcutaneous 24-hour infusion of levodopa-based therapy for the treatment of motor fluctuations in adults with advanced PD. The approval was supported by results from a pivotal Phase 3 head-to-head, randomized and controlled clinical trial that demonstrated a statistically significant improvement in "on" time without troublesome dyskinesia and decreased "off" time, compared to oral immediate-release carbidopa/levodopa (CD/LD).

•AbbVie and Aliada Therapeutics announced a definitive agreement under which AbbVie will acquire Aliada, a biotechnology company advancing therapies using a novel blood-brain barrier (BBB)-crossing technology to address challenging central nervous system (CNS) diseases. Aliada's lead investigational asset utilizing this delivery technology, ALIA-1758, is an anti-pyroglutamate amyloid beta (3pE-Aβ) antibody in development for the treatment of Alzheimer's disease (AD). The acquisition also allows AbbVie to utilize Aliada's novel BBB-crossing technology to enhance discovery and development efforts across neuroscience.

•AbbVie and Gedeon Richter announced a new discovery, co-development and license agreement to advance novel targets for the potential treatment of neuropsychiatric conditions. This collaboration expands upon the success of nearly two decades of partnership on CNS projects.

•AbbVie announced the European Commission (EC) approved Skyrizi (risankizumab) for the treatment of adult patients with moderately to severely active ulcerative colitis (UC) who have had an inadequate response, lost response, or were intolerant to conventional or biologic therapy. The approval was supported by data from two pivotal Phase 3 trials in which Skyrizi achieved the primary endpoint of clinical remission as well as key secondary endpoints. This marketing authorization for Skyrizi marks its fourth approved indication in the European Union (EU). Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•At the European Academy of Dermatology and Venerology (EADV) Congress 2024, AbbVie shared more than 30 presentations that showcased the depth and strength of AbbVie's dermatology portfolio. Presentations highlighted data for Rinvoq (upadacitinib), Skyrizi and lutikizumab across a multitude of dermatological conditions.

•AbbVie announced that the EC granted conditional marketing authorization for Tepkinly (epcoritamab) as a monotherapy for the treatment of adult patients with relapsed or refractory (r/r) follicular lymphoma (FL) after two or more lines of prior therapy. Tepkinly is the first subcutaneous bispecific antibody conditionally approved as a monotherapy in the EU to treat both r/r FL and r/r diffuse large B-cell lymphoma (DLBCL), after two or more lines of prior therapy. The EC approval is supported by data from the Phase 1/2 EPCORE NHL-1 clinical trial, which evaluated the safety and efficacy of Tepkinly in adult patients with r/r FL. Tepkinly is being co-developed by AbbVie and Genmab.

Recent Events (Continued)

•AbbVie announced the European Medicines Agency's (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending the marketing authorization of Elahere (mirvetuximab soravtansine) for the treatment of adult patients with folate receptor alpha (FRα)-positive, platinum-resistant and high-grade serous epithelial ovarian, fallopian tube or primary peritoneal cancer who have received one to three prior treatment regimens. The CHMP's opinion is supported by results of the Phase 3 MIRASOL clinical trial and the EC decision on this indication for Elahere is anticipated later this year.

•AbbVie announced submission of a Biologics License Application (BLA) to the FDA for accelerated approval (AA) of Teliso-V (telisotuzumab vedotin) in adult patients with previously treated, locally advanced or metastatic epidermal growth factor receptor (EGFR) wild type, nonsquamous non-small cell lung cancer (NSCLC) with c-Met protein overexpression. The BLA is supported by data from the Phase 2 LUMINOSITY clinical trial and review of the BLA will be conducted under FDA's Oncology Center of Excellence (OCE) Real-Time Oncology Review (RTOR) program. There are currently no approved anti-cancer therapies specifically for c-Met overexpressing NSCLC and if approved, Teliso-V would be the first-in-class therapy for this patient population.

•At the European Society for Medical Oncology (ESMO) Congress 2024, AbbVie showcased new data from its innovative antibody-drug conjugate (ADC) platform in tumor types with high unmet needs. Highlights included full data from the primary analysis of the positive, single-arm Phase 2 PICCOLO trial, evaluating Elahere for high FRα expressing platinum-sensitive ovarian cancer (PSOC); patient reported outcomes from the Phase 2 LUMINOSITY trial, evaluating Teliso-V in advanced NSCLC; as well as new safety and efficacy data in pre-treated patients with advanced NSCLC and gastroesophageal (GEA) cancer, from a Phase 1 study of ABBV-400 (telisotuzumab adizutecan).

•Allergan Aesthetics announced the FDA approved Botox Cosmetic (onabotulinumtoxinA) for temporary improvement in the appearance of moderate to severe vertical bands connecting the jaw and neck (platysma bands) in adults. Botox Cosmetic is the first product with four aesthetic indication areas: forehead lines, frown lines, crow's feet lines, and now platysma bands, making it the first product of its kind to go beyond the face.

•Allergan Aesthetics announced the launch of Botox Cosmetic for the treatment of masseter muscle prominence (MMP) in China. The approval is supported by Botox Cosmetic’s well-established safety profile as well as clinical trial data that demonstrated Botox Cosmetic is effective in reducing the prominence of the masseter muscle. Botox Cosmetic is the first neurotoxin approved in China for MMP, the largest global MMP market. Allergan Aesthetics intends to develop Botox Cosmetic treatment for MMP in additional global markets and expand the use of Botox Cosmetic in the lower face.

•At the American Society for Dermal Surgery (ASDS), Allergan Aesthetics presented a total of 12 abstracts that showcased its commitment to patient outcomes and detailed insights and understanding of key concerns across differentiated patient segments. Highlights included four Best of Cosmetic Abstracts as well as a panel discussion on the impact of social media on patient experience and expectations when considering aesthetic treatment.

Full-Year 2024 Outlook

AbbVie is raising its adjusted diluted EPS guidance for the full year 2024 from $10.67 - $10.87 to $10.90 - $10.94, which includes an unfavorable impact of $0.64 per share related to acquired IPR&D and milestones expense incurred year-to-date through the third quarter 2024. The company's 2024 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the third quarter of 2024, as both cannot be reliably forecasted. Any potential IPR&D and milestones expense related to the recently announced acquisition of Aliada Therapeutics is also excluded from AbbVie’s 2024 adjusted diluted EPS guidance, as the transaction is expected to close in the fourth quarter of 2024.
Company Declares Dividend Increase of 5.8 Percent
AbbVie is announcing today that its board of directors declared an increase in the company's quarterly cash dividend from $1.55 per share to $1.64 per share beginning with the dividend payable on February 14, 2025 to shareholders of record as of January 15, 2025. This reflects an increase of approximately 5.8 percent, continuing AbbVie's strong commitment to returning cash to shareholders through a growing dividend. Since the company's inception in 2013, AbbVie has increased its quarterly dividend by 310 percent. AbbVie is a member of the S&P Dividend Aristocrats Index, which tracks companies that have annually increased their dividend for at least 25 consecutive years.
About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience and eye care - and products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on X (formerly Twitter), Facebook, Instagram, YouTube or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central Time to discuss our third-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central Time.

Non-GAAP Financial Results

Financial results for 2024 and 2023 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements
Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2023 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Gabby Tarbert	Liz Shea
(224) 244-0111	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended September 30, 2024
(Unaudited)

				% Change vs. 3Q23
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	Int'l.	Total
NET REVENUES	$11,148	$3,312	$14,460	2.7%	7.7%	3.8%	12.4%	4.9%

Immunology	5,713	1,333	7,046	0.3	22.7	3.9	28.4	4.8
Humira	1,765	462	2,227	(41.6)	(12.4)	(37.2)	(7.8)	(36.5)
Skyrizi	2,778	427	3,205	48.3	70.0	50.8	75.7	51.5
Rinvoq	1,170	444	1,614	45.9	44.0	45.3	51.6	47.4

Oncology	1,113	574	1,687	14.4	6.5	11.6	10.3	13.0
Imbruvica[b]	618	210	828	(8.9)	(8.4)	(8.8)	(8.4)	(8.8)
Venclexta	340	337	677	21.5	8.9	14.8	15.4	18.2
Elahere	139	—	139	n/m	n/m	n/m	n/m	n/m
Epkinly[c]	16	27	43	13.4	>100.0	>100.0	>100.0	>100.0

Aesthetics	791	448	1,239	3.9	(6.4)	(0.1)	(1.6)	1.8
Botox Cosmetic	414	257	671	6.5	10.9	8.2	15.5	9.9
Juvederm Collection	105	153	258	(10.2)	(25.1)	(19.7)	(20.8)	(16.9)
Other Aesthetics	272	38	310	6.4	(10.0)	4.0	(2.0)	5.1

Neuroscience	2,088	275	2,363	14.9	21.2	15.6	25.1	16.0
Botox Therapeutic	708	140	848	13.1	14.6	13.4	20.7	14.4
Vraylar	873	2	875	16.5	49.3	16.6	51.9	16.6
Duodopa	24	87	111	(4.7)	(7.1)	(6.6)	(6.4)	(6.0)
Ubrelvy	261	8	269	13.6	>100.0	15.3	>100.0	15.3
Qulipta	168	8	176	28.3	>100.0	33.6	>100.0	33.6
Other Neuroscience	54	30	84	(4.1)	>100.0	36.4	>100.0	37.1

Eye Care	240	285	525	(22.9)	(3.5)	(13.5)	1.2	(11.2)
Ozurdex	33	86	119	(2.3)	(0.3)	(0.9)	2.5	1.1
Lumigan/Ganfort	58	58	116	>100.0	(7.0)	27.2	(2.7)	30.2
Alphagan/Combigan	26	36	62	(15.3)	(10.0)	(12.3)	(4.5)	(9.2)
Restasis	8	13	21	(92.5)	2.1	(82.2)	8.1	(81.5)
Other Eye Care	115	92	207	1.7	(2.0)	—	4.2	2.8

Other Key Products	710	164	874	(5.6)	(22.1)	(9.3)	(19.5)	(8.7)
Mavyret	147	155	302	(12.7)	(23.1)	(18.4)	(20.5)	(17.0)
Creon	338	—	338	10.6	n/m	10.6	n/m	10.6
Linzess/Constella	225	9	234	(19.2)	0.4	(18.6)	2.0	(18.6)
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Nine Months Ended September 30, 2024
(Unaudited)

				% Change vs. 9M23
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$31,295	$9,937	$41,232	1.7%	7.5%	3.0%	12.2%	4.1%

Immunology	15,582	3,806	19,388	(2.4)	18.2	1.1	24.2	2.1
Humira	5,896	1,415	7,311	(37.4)	(15.8)	(34.1)	(10.8)	(33.3)
Skyrizi	6,774	1,166	7,940	45.8	61.8	47.9	66.6	48.5
Rinvoq	2,912	1,225	4,137	53.6	49.6	52.4	58.5	55.1

Oncology	3,117	1,747	4,864	11.1	9.2	10.4	12.7	11.7
Imbruvica[b]	1,823	676	2,499	(8.0)	(4.9)	(7.2)	(4.9)	(7.2)
Venclexta	921	1,007	1,928	13.6	13.4	13.5	19.7	16.8
Elahere[c]	331	—	331	n/m	n/m	n/m	n/m	n/m
Epkinly[d]	42	64	106	>100.0	>100.0	>100.0	>100.0	>100.0

Aesthetics	2,430	1,448	3,878	2.7	(7.0)	(1.2)	(2.2)	0.7
Botox Cosmetic	1,253	780	2,033	2.9	4.5	3.5	9.1	5.3
Juvederm Collection	349	549	898	(4.1)	(19.3)	(14.0)	(14.6)	(10.9)
Other Aesthetics	828	119	947	5.6	(8.7)	3.5	(1.8)	4.5

Neuroscience	5,697	793	6,490	15.6	14.1	15.4	17.0	15.8
Botox Therapeutic	1,988	422	2,410	8.8	8.6	8.8	13.1	9.6
Vraylar	2,338	5	2,343	18.9	76.0	18.9	76.9	18.9
Duodopa	72	267	339	(3.3)	(4.4)	(4.1)	(4.0)	(3.8)
Ubrelvy	685	18	703	19.3	>100.0	20.9	>100.0	20.9
Qulipta	442	15	457	51.3	>100.0	55.5	>100.0	55.5
Other Neuroscience	172	66	238	(11.6)	>100.0	13.5	>100.0	14.1

Eye Care	706	890	1,596	(24.7)	(0.3)	(12.8)	3.8	(10.8)
Ozurdex	102	272	374	(4.4)	10.0	5.7	13.1	7.8
Lumigan/Ganfort	129	181	310	(9.5)	(8.7)	(9.0)	(5.9)	(7.4)
Alphagan/Combigan	54	116	170	(40.3)	(0.1)	(17.7)	6.9	(13.8)
Restasis	70	40	110	(73.4)	(7.4)	(64.2)	(2.2)	(63.5)
Other Eye Care	351	281	632	5.3	(2.4)	1.7	2.1	3.8

Other Key Products	2,146	590	2,736	(3.4)	(4.2)	(3.6)	(0.9)	(2.9)
Mavyret	458	562	1,020	(13.9)	(4.6)	(9.0)	(1.2)	(7.2)
Creon	995	—	995	11.5	n/m	11.5	n/m	11.5
Linzess/Constella	693	28	721	(13.2)	6.2	(12.6)	6.0	(12.6)
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Reflects partial year Elahere revenue based on the February 12, 2024 close date of the ImmunoGen acquisition.
d Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	Third Quarter Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Net revenues	$14,460	$13,927	$41,232	$40,017
Cost of products sold	4,212	6,485	12,508	14,711
Selling, general and administrative	4,205	3,372	10,897	9,679
Research and development	2,130	1,723	6,017	5,748
Acquired IPR&D and milestones	82	66	1,183	496
Other operating income	—	—	—	(179)
Total operating costs and expenses	10,629	11,646	30,605	30,455

Operating earnings	3,831	2,281	10,627	9,562

Interest expense, net	591	398	1,550	1,306
Net foreign exchange loss (gain)	(3)	25	2	97
Other expense (income), net	1,159	(95)	3,090	3,121
Earnings before income tax expense	2,084	1,953	5,985	5,038
Income tax expense	520	172	1,676	989
Net earnings	1,564	1,781	4,309	4,049
Net earnings attributable to noncontrolling interest	3	3	9	8
Net earnings attributable to AbbVie Inc.	$1,561	$1,778	$4,300	$4,041

Diluted earnings per share attributable to AbbVie Inc.	$0.88	$1.00	$2.41	$2.26

Adjusted diluted earnings per share[a]	$3.00	$2.95	$7.96	$8.32

Weighted-average diluted shares outstanding	1,772	1,771	1,772	1,772

a    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2024
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$2,084	$1,561	$0.88
Adjusted for specified items:
Intangible asset amortization	1,888	1,600	0.89
Acquisition and integration costs	307	283	0.16
Change in fair value of contingent consideration	1,356	1,321	0.75
Litigation matters	692	543	0.31
Other	30	19	0.01
As adjusted (non-GAAP)	$6,357	$5,327	$3.00
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily reflect costs related to the Cerevel Therapeutics acquisition. Litigation matters primarily include charges related to actual and potential settlements of litigation.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2024 included acquired IPR&D and milestone expense of $82 million on a pre-tax and $74 million on an after-tax basis, representing an unfavorable impact of $0.04 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2024
(in millions)	Cost of products sold	SG&A	R&D	Other expense (income), net
As reported (GAAP)	$4,212	$4,205	$2,130	$1,159
Adjusted for specified items:
Intangible asset amortization	(1,888)	—	—	—
Acquisition and integration costs	(43)	(189)	(75)	—
Change in fair value of contingent consideration	—	—	—	(1,356)
Litigation matters	—	(692)	—	—
Other	(30)	2	—	(2)
As adjusted (non-GAAP)	$2,251	$3,326	$2,055	$(199)
3. The adjusted tax rate for the third quarter of 2024 was 16.2 percent, as detailed below:

	Quarter Ended September 30, 2024
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,084	$520	25.0%
Specified items	4,273	507	11.9%
As adjusted (non-GAAP)	$6,357	$1,027	16.2%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.     Specified items impacted results as follows:

	Quarter Ended September 30, 2023
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$1,953	$1,778	$1.00
Adjusted for specified items:
Intangible asset amortization	2,039	1,728	0.98
Intangible asset impairment	2,114	1,660	0.93
Acquisition and integration costs	60	54	0.03
Change in fair value of contingent consideration	8	8	—
Other	59	22	0.01
As adjusted (non-GAAP)	$6,233	$5,250	$2.95
a     Represents net earnings attributable to AbbVie Inc.
Intangible asset impairment reflects a partial impairment charge related to the U.S. Imbruvica intangible asset acquired as part of the 2015 acquisition of Pharmacyclics, Inc. The intangible asset impairment charge was triggered by selection of Imbruvica for price negotiation as part of the IRA of 2022, which contributed to a significant decrease in the estimated future cash flows for the product
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended September 30, 2023 included acquired IPR&D and milestones expense of $66 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.04 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended September 30, 2023
(in millions)	Cost of products sold	SG&A	R&D	Other expense (income), net
As reported (GAAP)	$6,485	$3,372	$1,723	$(95)
Adjusted for specified items:
Intangible asset amortization	(2,039)	—	—	—
Intangible asset impairment	(2,114)	—	—	—
Acquisition and integration costs	(18)	(40)	(2)	—
Change in fair value of contingent consideration	—	—	—	(8)
Other	(13)	(2)	(1)	(43)
As adjusted (non-GAAP)	$2,301	$3,330	$1,720	$(146)
 3. The adjusted tax rate for the third quarter of 2023 was 15.7 percent, as detailed below:

	Quarter Ended September 30, 2023
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$1,953	$172	8.8%
Specified items	4,280	808	18.9%
As adjusted (non-GAAP)	$6,233	$980	15.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2024
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$5,985	$4,300	$2.41
Adjusted for specified items:
Intangible asset amortization	5,726	4,854	2.73
Acquisition and integration costs	963	894	0.50
Change in fair value of contingent consideration	3,492	3,402	1.92
Litigation matters	737	585	0.33
Other	96	122	0.07
As adjusted (non-GAAP)	$16,999	$14,157	$7.96
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily reflect costs related to the ImmunoGen and Cerevel Therapeutics acquisitions. Litigation matters primarily include charges related to actual and potential settlements of litigation.
Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2024 included acquired IPR&D and milestones expense of $1.2 billion on a pre-tax and $1.1 billion on an after-tax basis, representing an unfavorable impact of $0.64 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2024
(in millions)	Cost of products sold	SG&A	R&D	Interest expense, net	Other expense (income), net
As reported (GAAP)	$12,508	$10,897	$6,017	$1,550	$3,090
Adjusted for specified items:
Intangible asset amortization	(5,726)	—	—	—	—
Acquisition and integration costs	(201)	(504)	(234)	(24)	—
Change in fair value of contingent consideration	—	—	—	—	(3,492)
Litigation matters	—	(737)	—	—	—
Other	(87)	17	—	—	(26)
As adjusted (non-GAAP)	$6,494	$9,673	$5,783	$1,526	$(428)
3. The adjusted tax rate for the first nine months of 2024 was 16.7 percent, as detailed below:

	Nine Months Ended September 30, 2024
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,985	$1,676	28.0%
Specified items	11,014	1,157	10.5%
As adjusted (non-GAAP)	$16,999	$2,833	16.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1. Specified items impacted results as follows:

	Nine Months Ended September 30, 2023
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$5,038	$4,041	$2.26
Adjusted for specified items:
Intangible asset amortization	6,057	5,101	2.87
Intangible asset impairment	2,824	2,289	1.29
Acquisition and integration costs	38	15	0.01
Change in fair value of contingent consideration	3,432	3,348	1.88
Other	75	16	0.01
As adjusted (non-GAAP)	$17,464	$14,810	$8.32
a     Represents net earnings attributable to AbbVie Inc.

Acquisition and integration costs primarily reflect integration costs related to the Allergan acquisition, including a one-time gain of $169 million related to the termination of a development liability associated with a previously divested product. Intangible asset impairment primarily reflects a partial impairment charge of $2.1 billion related to the U.S. Imbruvica intangible asset acquired as part of the 2015 acquisition of Pharmacyclics, Inc. The intangible asset impairment was triggered by selection of Imbruvica for price negotiation as part of the IRA of 2022, which contributed to a significant decrease in the estimated future cash flows for the product.
Reported GAAP earnings and adjusted non-GAAP earnings for the nine months ended September 30, 2023 included acquired IPR&D and milestones expense of $496 million on a pre-tax and $477 million on an after-tax basis, representing an unfavorable impact of $0.27 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Nine Months Ended September 30, 2023
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Other expense (income), net
As reported (GAAP)	$14,711	$9,679	$5,748	$(179)	$3,121
Adjusted for specified items:
Intangible asset amortization	(6,057)	—	—	—	—
Intangible asset impairment	(2,194)	—	(630)	—	—
Acquisition and integration costs	(66)	(134)	(7)	169	—
Change in fair value of contingent consideration	—	—	—	—	(3,432)
Other	(45)	(13)	(4)	10	(23)
As adjusted (non-GAAP)	$6,349	$9,532	$5,107	$—	$(334)
3. The adjusted tax rate for the first nine months of 2023 was 15.2 percent, as detailed below:

	Nine Months Ended September 30, 2023
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,038	$989	19.6%
Specified items	12,426	1,657	13.3%
As adjusted (non-GAAP)	$17,464	$2,646	15.2%